Exhibit 99.1

BAM! AND ACCLAIM REACH INTERNATIONAL DISTRIBUTION AGREEMENT

San Jose, Calif. — July 23, 2003 – BAM! Entertainment® (NASDAQ: BFUN), a developer and publisher of interactive entertainment software, today announced that its subsidiary, Bam Entertainment Ltd., had entered into a distribution agreement whereby Acclaim Entertainment, Ltd, a subsidiary of Acclaim Entertainment, Inc. (NASDAQ: AKLM), will distribute certain forthcoming computer and video game products of BAM! within PAL territories, including Europe and Australia.

The distribution agreement covers a wide-ranging line-up, including adventure, stealth-action and puzzle games developed for PlayStation®2, Xbox™, Nintendo GameCube™ and PC. The line-up includes Wallace & Gromit™ in Project Zoo for PlayStation 2, Xbox, GameCube and PC, due for release in September 2003. Further titles include Carmen Sandiego™: Secret of the Stolen Drum for PlayStation 2 and GameCube, Ice Nine™ for PlayStation 2, Dexter’s Laboratory™ for PlayStation 2 and GameCube, and The Powerpuff Girls™: Relish Rampage Pickled Edition for GameCube.

“We are pleased to have entered into this agreement with BAM!, as their line-up will enhance our growth in the international territories, where the first release, Wallace and Gromit, is one of this year’s most anticipated titles,” commented Rod Cousens, CEO, Acclaim Entertainment Inc. “BAM! has a wide range of products for this year and beyond, which will strengthen Acclaim’s international distribution and benefit BAM! by helping to maximize the equity of their brands.”

“We have long admired Acclaim’s international distribution prowess” added Tony Williams, Managing Director, BAM! Entertainment Ltd. “We are now confident that BAM!’s key new products will reach the broadest possible audience.”

For further information on BAM! Entertainment’s entire product line-up, please visit www.bam4fun.com.

About BAM! Entertainment, Inc

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. The company’s common stock is publicly traded on NASDAQ under the symbol BFUN. More information about BAM! and its products can be found at the company’s web site located at www.bam4fun.com

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a leading worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates six studios located in the United States and the United Kingdom which includes a motion capture and recording studio in the U.S., and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines from time to time to support its time valued brands, Turok and Shadow Man. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment’s business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment’s future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment’s Annual Report on Form 10-K for the year ended June 30, 2002, and its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. PlayStation is a registered trademark of Sony Computer Entertainment Inc. Nintendo GameCube is a trademark of Nintendo of America, Inc. Nintendo and Game Boy Advance are trademarks of Nintendo. Xbox is a trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.